EXHIBIT 3.1

                       RESTATED ARTICLES OF INCORPORATION
                                OF CRYOLIFE, INC.
                                 WITH AMENDMENTS


     The undersigned officers of CryoLife, Inc., hereby file with the Secretary of State of the State of Florida these Restated Articles of Incorporation with Amendments for the purpose of consolidating the amendments that have been made in the Articles of Incorporation.

     1. The name of the corporation is CRYOLIFE, INC.

     2. Restated Articles of Incorporation: The Board of Directors adopted the Restated Articles of Incorporation on September 12, 1996. The text of the Restated Articles of Incorporation are as follows:


                                   ARTICLE I

                                      NAME

     The name of this corporation shall be CRYOLIFE, INC.

                                   ARTICLE II

                            EXISTENCE OF CORPORATION

     This corporation shall have perpetual existence.


                                  ARTICLE III

                                    PURPOSES

     The corporation may engage in the transaction of any or all lawful business for which corporations may be incorporated under the laws of the State of Florida.


                                   ARTICLE IV

                                 GENERAL POWERS

     The corporation shall have power:

     (a) To purchase, take, receive, lease, or otherwise acquire, own, hold, improve, use, or otherwise deal in and with real or personal property or any interest therein, wherever situated.

     (b) To sell, convey, mortgage, pledge, create a security interest in, lease, exchange, transfer, and otherwise dispose of all or part of its property and assets.





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     (c) To lend  money  to,  and use its  credit  to assist  its  officers  and employees in accordance with Section 607.141, Florida Statutes (1976).

     (d) To purchase, take, receive, subscribe for, or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in, or obligations of, other domestic or foreign corporations, associations, partnerships, or individuals, or direct or indirect obligations of the United States or of any other government, state, territory, governmental district, or municipality or of any instrumentality thereof.

     (e) To make contracts and guarantees and incur liabilities, borrow money at such rates of interest as the corporation may determine, issue its notes, bonds, and other obligations, and secure any of its obligations by mortgage or pledge of all or any of its property, franchise, and income.

     (f) To lend money for its corporate purposes, invest and reinvest its funds, and take and hold real and personal property as security for the payment of funds so loaned or invested.

     (g) To conduct its business, carry on its operations, and have offices and exercise the powers granted by the State of Florida, within or without the state.

     (h) To elect or appoint officers and agents of the corporation and define their duties and fix their compensation.

     (i) To make and alter by-laws, not inconsistent with the laws of the State of Florida, for the administration and regulation of the affairs of the corporation.

     (j) To make donations for the public welfare or for charitable, scientific or educational purposes.

     (k) To transact any lawful business which the board of directors shall find will be in aid of governmental policy.

     (l) To pay pensions and establish pension plans, profit sharing plans, stock bonus plans, stock option plans, and other incentive plans for any or all of its directors, officers, and employees and for any or all of the directors, officers, and employees of its subsidiaries.

     (m) To be a promoter, incorporator, partner, member, associate, or manager of any corporation, partnership, joint venture, trust, or other enterprise.

     (n) To have and exercise all powers necessary or convenient to effect its purposes.


                                   ARTICLE V

                                 CAPITAL STOCK

     (a)(1) The number of shares of capital stock authorized to be issued by this corporation shall be Fifty Million (50,000,000) shares of common stock, each with a par value of One Cent ($.01) and Five Million (5,000,000) shares of preferred stock, each with a par value of One Cent ($.01). The shares of preferred stock may be divided into and issued in series.



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


     (a)(2) Pursuant to Section 607.047 of the Florida Statutes, the Board of Directors is expressly authorized and empowered to divide any or all of the shares of preferred stock into series and, within the limitations set forth in
Section 607.047 of the Florida Statutes, to fix and determine the relative rights and preferences of the shares of any series so established. The Board of Directors is expressly authorized to designate each series of preferred stock so as to distinguish the shares thereof from the shares of all other series and classes.

     (a)(3) Each share of issued and outstanding common stock shall entitle the holder thereof to one (1) vote on each matter with respect to which shareholders have the right to vote, to fully participate in all shareholder meetings, and to share ratably in the net assets of the corporation upon liquidation and/or dissolution. Each share of issued and outstanding preferred stock shall have such rights to share in the net assets of the corporation upon liquidation and/or dissolution as are determined and fixed by the Board of Directors pursuant to Florida Statutes Section 607.047. All or any part of said capital stock may be paid for in cash, in property or in labor or services at a fair valuation to be fixed by the Board of Directors at a meeting called for such purposes. All stock when issued shall be paid for and shall be nonassessable.

     (b) In the election of directors of this corporation, there shall be no cumulative voting of the stock entitled to vote at such election.

     (c) There shall be a series of Preferred Stock, par value $.01 per share (the "Preferred Stock") of the Corporation with the following designated number of shares, relative rights, preferences, and limitations thereof:

          (1) Designation and Amount. The shares of such series shall be designated as "Series A Junior Participating Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting the Series A Preferred Stock shall be Two Million (2,000,000) shares of the Five Million (5,000,000) authorized preferred shares. The Two Million (2,000,000) Series A Preferred Stock shares shall be reserved for issuance in connection with the exercise of certain rights granted pursuant to a Rights Agreement dated as of November 27, 1995 by and between the Corporation and Chemical Mellon Shareholder Services, L.L.C., as Rights Agent thereunder. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

     (2) Dividends and Distributions.

     (A) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock, par value $.01 per share (the "Common Stock"), of the Corporation and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $.10 or (b) subject to the provision for adjustment hereinafter set forth, 10 times


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the aggregate per share amount of all cash dividends, and 10 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lessor number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     (B) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (a) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $.10 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

     (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

     (3) Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

     (A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to one vote on all maters submitted to a vote of the stockholders of the corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A


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Preferred Stock were entitled  immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     (B) Except as otherwise provided herein, in any other document or filing creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

     (C) Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

(4) Certain Restrictions.

     (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in subparagraph 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

     (i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

     (ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

     (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation, or winding up) to the Series A Preferred Stock; or

     (iv) redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

     (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this


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subparagraph  4,  purchase or otherwise  acquire such shares at such time and in such manner.

     (5) Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other document or filing creating a series of Preferred Stock or any similar stock or as otherwise required by law.

     (6) Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $10.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 10 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause
(1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     (7) Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 10 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such


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event. In the event both this  subparagraph 7 and subparagraph 2 appear to apply to a transaction, this subparagraph 7 will control.

     (8) No Redemption; No Sinking Fund. The shares of Series A Preferred Stock shall not be redeemable; provided, however, that the Corporation may purchase or otherwise acquire outstanding shares of Series A Preferred Stock in the open market or by offer to any holder or holders of shares of Series A Preferred Stock. The shares of Series A Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

     (9) Bank. The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation's Preferred Stock, unless the Board of Directors shall specifically determine otherwise in fixing the powers, preferences, and relative, participating, optional and other special rights of the shares of such series and the qualifications, limitations and restrictions thereof.

     (10) Fractional Shares. The Series A Preferred Stock shall be issuable upon exercise of the Rights issued pursuant to the Rights Agreement in whole shares or in any fraction of a share that is one one-tenth of a share or any integral multiple of such fraction which shall entitle the holder, in proportion to such holder's fractional shares, to receive dividends, exercise voting rights, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock. In lieu of fractional shares, the Corporation, prior to the first issuance of a share or a fraction of a share of Series A Preferred Stock, may elect (1) to make a cash payment as provided in the Rights Agreement for fractions of a share other than one one-tenth of a share or any integral multiple thereof or (2) to issue a depository receipt evidencing such authorized fraction of a share of Series A Preferred Stock pursuant to an appropriate agreement between the Corporation and a depository selected by the Corporation; provided that such agreement shall provide that the holders of such depository receipts shall have all the rights, privileges and preferences to which they are entitled as holders of the Series A Preferred Stock.

     (11) Amendment. These Articles of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.


                                   ARTICLE VI

                     REGISTERED OFFICE AND REGISTERED AGENT

     The street  address  of the  corporation's  registered  office is 601 North
Florida Avenue, Suite 500, Tampa, Florida 33602, and the name of the corporation's registered agent at such address is Ronald D. McCall. The Corporation may change its registered office or its registered agent or both by filing with the Department of State of the State of Florida, a statement complying with Section 607.037 of the Florida Statutes.



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                                  ARTICLE VII

                          INITIAL BOARD OF DIREECTORS

     The number of Directors constituting the initial Board of Directors shall be one, and the name and address of the person who is to serve as a member thereof is as follows:

                                STEVEN G. ANDERSON
                                2211 New Market Parkway
                                Suite 142
                                Marietta, Georgia 30067

                                  ARTICLE VIII

                                  INCORPORATOR

     The name and street address of the incorporator of this corporation is as follows:

                               STEVEN G. ANDERSON
                               2211 New Market Parkway
                               Suite 142
                               Marietta, Georgia 30067


                                   ARTICLE IX

                     AMENDMENT OF ARTICLES OF INCORPORATION

     The corporation reserves the right to amend, alter, change or repeal any provisions contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are subject to this reservation.


                                   ARTICLE X

                                INDEMNIFICATION

     If in the judgment of the majority of the entire Board of Directors (excluding from such majority and director under consideration for indemnification), the criteria set forth in Section 607.014(1) or (2), Florida Statutes, have been met, then the corporation shall indemnify any officer or director, or former officer or director, his personal representatives, devisees or heirs, in the manner and to the extent contemplated by the said Section 607.014.




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                                   ARTICLE XI

                       SHAREHOLDERS PROHIBITED FROM TAKING
                            ACTION WITHOUT A MEETING

     The shareholders may not take action by written consent. Any and all action by a shareholder is required to be taken at the annual shareholders meeting or at a special shareholders meeting. This provision applies to common stock and all classes of preferred stock.


                                  ARTICLE XII

                        SPECIAL MEETINGS OF SHAREHOLDERS

     Special meetings of the shareholders for any purpose may be called at the request in writing of shareholders owning not less than 50% of all votes entitled to be cast on any issue proposed to be considered at the proposed meeting by delivering one or more written demands for the meeting which are signed, dated and delivered to the Secretary of the Company and describing the purposes for which the meeting is to be held.

     3. It is hereby certified by the undersigned that the Restatement contains only amendments adopted by the Board of Directors that did not require shareholder's approval.

     IN WITNESS WHEREOF, the foregoing Restated Articles of Incorporation with Amendments are executed by the President, STEVEN G. ANDERSON and attested by RONALD D. McCALL, as Secretary of CRYOLIFE, INC. this 4th day of November, 1996.



WITNESSES:


/s/ Sharon A. Thomas                         /s/ Steven G. Anderson
------------------------------------         -----------------------------------
                                             STEVEN G. ANDERSON
/s/ Felicia E. Trott                         President and CEO
------------------------------------         CryoLife, Inc.




/s/ Joyce A. Clark                           /s/ Ronald D. McCall
------------------------------------         -----------------------------------
                                             RONALD D. McCALL
/s/ Patricia B. Carafa                       Secretary
------------------------------------         CryoLife, Inc.




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

STATE OF GEORGIA
COUNTY OF COBB

     BEFORE ME, the undersigned authority, an officer duly qualified to take acknowledgements, personally appeared STEVEN G. ANDERSON, as President and CEO of CRYOLIFE, INC., to me known to be the person described in and who signed the foregoing Restated Articles of Incorporation with Amendments, and acknowledged the he executed the same for the uses and purposes therein expressed.

     WITNESS my hand and office seal in the County and State last aforesaid this 4th day of November, 1996.


                                             /s/ Suzanne K. Gabbert
                                             -----------------------------------
                                             NOTARY PUBLIC, STATE OF
                                             GEORGIA AT LARGE.

                                             MY COMMISSION EXPIRES:

                                             ________[seal]______________



STATE OF FLORIDA
COUNTY OF HILLSBOROUGH

     BEFORE ME, the undersigned authority, an officer duly qualified to take acknowledgements, personally appeared RONALD D. McCALL, as Secretary of CRYOLIFE, INC., to me known to be the person described in and who signed the foregoing Restated Articles of Incorporation with Amendments, and acknowledged that he executed the same for the uses and purposes therein expressed.

     WITNESS my hand and official seal in the County and State last aforesaid this 4th day of November, 1996.



                                             /s/ Joyce A. Clark
                                             -----------------------------------
                                             NOTARY PUBLIC, STATE OF
                                             FLORIDA AT LARGE.

                                             MY COMMISSION EXPIRES:

                                             ________[seal]______________




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